Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated April 15, 2004, relating to the financial statements of Wyndham Acquisition Hotels, which appears in such Current Report on Form 8-K of Sunstone Hotel Investors, Inc. dated October 26, 2005.

/s/ PricewaterhouseCoopers LLP

Dallas, Texas

October 25, 2005